Exhibit 99.1

Martha McPhee Joins ShopKo's Board of Directors

GREEN BAY, Wis., March 6 /PRNewswire-FirstCall/ --

ShopKo Stores, Inc. (NYSE: SKO) today announced the addition of Martha A. McPhee to its board of directors. McPhee, 46, is senior vice president and chief operating officer for American Public Media Group and its subsidiaries Minnesota Public Radio, Southern California Public Radio, and the Greenspring Companies which collectively own and manage 33 radio stations, produce nationally syndicated public radio programs and operate a magazine publishing business. The addition of McPhee increases the size of ShopKo's board from seven to eight members.

"We are very pleased to have Martha McPhee join our board of directors," said Jack Eugster, chairman of the board of ShopKo Stores, Inc. "She is an exceptionally talented executive with a record of successful business management. Her expertise will undoubtedly enhance our strategies for returning value to ShopKo's shareholders."

Before joining American Public Media Group in 2000, McPhee was senior vice president and chief operating officer of the transportation division at BRW, Inc./URS Corporation, a Minneapolis-based engineering consulting company. A graduate of Harvard Law School with a bachelor's degree from Yale University, McPhee also served as an associate at the Dorsey & Whitney law firm, Minneapolis, and as an assistant county attorney in Anoka County, Minn.

ShopKo Stores, Inc., a Fortune 500 company headquartered in Green Bay, Wis., operates 366 retail stores in 23 states, primarily in the Midwest, Western Mountain and Pacific Northwest regions. Retail operations include 141 specialty discount stores operating under the ShopKo name in mid-sized and larger cities, and 225 Pamida discount stores in smaller, rural communities. For more information about ShopKo or Pamida visit the website at http://www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to important factors that could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements. These factors include: 1) the duration and severity of the economic slowdown, and the continuing impact of terrorist attacks and continued hostilities, or other similar or related events, and 2) those referenced in ShopKo's current Annual Report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings; and such factors are incorporated by reference.